Exhibit 99.4

Lock-Up Agreement

October ___, 2016

Snap Interactive, Inc.

320 W. 37th Street, 13th Floor

New York, N.Y. 10018

Ladies and Gentlemen:

The undersigned understands that Snap Interactive, Inc. (the “Snap”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between Snap, SAVM Acquisition Corporation, a wholly-owned subsidiary of Snap (“Merger Sub”), A.V.M. Software, Inc. (“AVM”), and Jason Katz, as the AVM representative, providing for the merger of Merger Sub with and into AVM, with AVM surviving as a wholly-owned subsidiary of Snap (the “Merger”). In connection with the Merger, Snap will issue shares (the “Consideration Shares”) of its common stock, par value $0.001 per share (“Common Stock”), to the securityholders of AVM, including the undersigned. For the avoidance of doubt, the term “Consideration Shares” shall also include all of the shares of Common Stock issuable by Snap upon exercise of options to purchase Common Stock that Snap issues to the holders of AVM Options, which AVM Options will be assumed by Snap in connection with the Merger. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

To induce Snap to consummate the Merger and to issue the Consideration Shares, the undersigned hereby agrees that, without the prior written consent of Snap, it will not, during the period commencing on the effective date of the Merger and ending one hundred and eighty (180) days thereafter (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or publicly announce an intention to offer, pledge, sell, contract to sell, grant, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of), directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, in each case, regardless of when such shares of Common Stock were issued to the undersigned and whether or not such shares of Common Stock constitute Consideration Shares (such shares being referred to herein as the “Locked-Up Shares”), or (2) enter into (or publicly announce an intention to enter into) any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Locked-Up Shares or such other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may, without the prior written consent of Snap, (i) transfer Locked-Up Shares or any security convertible into Locked-Up Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that (a) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter agreement and (b) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership by the undersigned of Locked-Up Shares, shall be required or shall be voluntarily made during the Lock-Up Period, (ii) exercise a stock option to purchase shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, or other similar awards; provided that the Common Stock underlying such awards will constitute Locked-Up Shares, (iii) establish or modify any contract, instruction or trading plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of Common Stock; provided that (a) such plan does not provide for the transfer of Common Stock during the Lock-Up Period and (b) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Lock-Up Period.

In addition, the undersigned agrees that, without the prior written consent of Snap, the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with Snap’s transfer agent and registrar against the transfer of the undersigned’s Locked-Up Shares except in compliance with this agreement.

In the event that either (i) the Closing has not taken place by October 31, 2016 or (ii) the Merger Agreement is terminated, then this agreement shall immediately terminate and be of no further force and effect.

The undersigned understands that Snap is relying upon this agreement in entering into and consummating the Merger. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Very truly yours,

Name:

Address: